Exhibit No. 99.5

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results. Our MD&A is presented in five sections:

•                  Management’s Overview

•                  Critical Accounting Policies

•                  Overview of Fiscal Year 2008 Results

•                  Results of Operations

•                  Liquidity and Capital Resources

MANAGEMENT’S OVERVIEW

Regis Corporation (RGS) owns or franchises beauty salons and hair restoration centers. As of June 30, 2008, we owned, franchised or held ownership interests in over 13,550 worldwide locations. Our locations consisted of 10,745 system wide North American and international salons, 92 hair restoration centers, and 2,714 locations in which we maintain an ownership interest less than 100 percent. Our salon concepts offer generally similar products and services and serve mass market consumers. Our salon operations are organized to be managed based on geographical location. Our North American salon operations include 10,273 salons, including 2,163 franchise salons, operating in the United States, Canada and Puerto Rico primarily under the trade names of Regis Salons, MasterCuts, Trade Secret, SmartStyle, Supercuts and Cost Cutters. Our international salon operations include 472 salons located in Europe, primarily in the United Kingdom. Hair Club for Men and Women includes 92 North American locations, including 35 franchise locations. During fiscal year 2008, we had approximately 65,000 corporate employees worldwide.

On February 16, 2009, the Company sold its Trade Secret salon concept (Trade Secret). The Company concluded, after a comprehensive review of strategic and financial options, to divest Trade Secret.  The locations listed above include 672 company-owned salons and 63 franchised North American salons. The sale of Trade Secret included 659 company-owned salons and 62 franchise salons, all of which had historically been reported within the Company’s North America reportable segment.  The sale of Trade Secret included Cameron Capital I, Inc. (CCI).  CCI owned and operated PureBeauty and BeautyFirst salons which were acquired by the Company on February 20, 2008.

Our growth strategy consists of two primary, but flexible, components. Through a combination of organic and acquisition growth, we seek to achieve our long-term objective of six to ten percent annual revenue growth. We anticipate that going forward, the mix of organic and acquisition growth will be roughly equal. However, depending on several factors, including the ability of our salon development program to keep pace with the availability of real estate for new construction, hair restoration lead generation, the availability of attractive acquisition candidates and same-store sales trends, this mix will vary from year to year. We believe achieving revenue growth of four to six percent, including same-store sales increases of 0.5 to 2.5 percent, will allow us to increase annual earnings at a mid to high single-digit growth rate. We anticipate expanding our presence in North America and the United Kingdom. In addition we anticipate our joint venture partners to continue to expand.

Maintaining financial flexibility is a key element in continuing our successful growth. With strong operating cash flow and balance sheet, we are confident that we will be able to financially support our long-term growth objectives.

Salon Business

The strength of our salon business is in the fundamental similarity and broad appeal of our salon concepts that allow flexibility and multiple salon concept placements in shopping centers and neighborhoods. Each concept generally targets the middle market customer, however, each attracts a different demographic. Aside from the 160 store closings of our underperforming salons, we anticipate expanding all of our salon concepts. When commercial opportunities arise, we anticipate testing and developing new salon concepts to complement our existing concepts. An example of this would be the introduction of our new men’s concept, RAZE, introduced in Minnetonka, MN during August 2008.

We execute our salon growth strategy by focusing on real estate. Our salon real estate strategy is to add new units in convenient locations with good visibility and customer traffic, as well as appropriate trade demographics. Our various salon and product concepts operate in a wide range of retailing environments, including regional shopping malls, strip centers and Wal-Mart Supercenters. We believe that the availability of real estate will augment our ability to achieve the aforementioned long-term growth objectives. In fiscal year 2009, our outlook for constructed salons will be between 175 and 200 units, and we expect to add between 350 and 370 net locations through a combination of organic, acquisition and franchise growth. Our long-term outlook anticipates that we will add between 800 to 1,000 net locations each year through a combination of organic, acquisition and franchise growth. Capital expenditures in fiscal year 2009, excluding acquisition expenditures budgeted at $75.0 million, are projected to be approximately $95 million, which includes approximately $50 million for salon maintenance.

Organic salon revenue growth is achieved through the combination of new salon construction and salon same-store sales increases. Each fiscal year, we anticipate building several hundred company-owned salons. We anticipate our franchisees will open approximately 100 to 125 salons as well. Older, unprofitable salons will be closed or relocated. Our long-term outlook for our salon business is for annual consolidated low single digit same-store sales increases. Based on current fashion and economic cycles (i.e., longer hairstyles and lengthening of customer visitation patterns), we project our annual fiscal year 2009 consolidated same-store sales increase to be 0.5 to 2.5 percent.

Historically, our salon acquisitions have varied in size from as small as one salon to over one thousand salons. The median acquisition size is approximately ten salons. From fiscal year 1994 to fiscal year 2008, we acquired 7,926 salons, net of franchise buybacks. We anticipate adding several hundred company-owned salons each year from acquisitions. Some of these acquisitions may include buying salons from our franchisees.

Hair Restoration Business

In December 2004, we acquired Hair Club for Men and Women. Hair Club for Men and Women is a provider of hair loss solutions with an estimated five percent share of the $4 billion domestic market. This industry is comprised of numerous locations domestically and is highly fragmented. As a result, we believe there is an opportunity to consolidate this industry through acquisition. Expanding the hair loss business organically and through acquisition would allow us to add incremental revenue which is neither dependent upon, nor dilutive to, our existing salon businesses.

Our organic growth plans for hair restoration include the construction of a modest number of new locations in untapped markets domestically and internationally. However, the success of our hair restoration business is not dependent on the same real estate criteria used for salon expansion. In an effort to provide confidentiality for our customers, hair restoration centers operate primarily in professional or medical office buildings. Further, the hair restoration business is more marketing intensive. As a result, organic growth at our hair restoration centers will be dependent on successfully generating new leads and converting them into hair restoration customers. Our growth expectations for our hair restoration business are not dependent on referral business from, or cross marketing with, our hair salon business, but these concepts will be evaluated closely for additional growth opportunities.

CRITICAL ACCOUNTING POLICIES

The Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the Consolidated Financial Statements, we are required to make various judgments, estimates and assumptions that could have a significant impact on the results reported in the Consolidated Financial Statements. We base these estimates on historical experience and other assumptions believed to be reasonable under the circumstances. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the accounting estimates are made, and (2) other materially different estimates could have been reasonably made or material changes in the estimates are reasonably likely to occur from period to period. Changes in these estimates could have a material effect on our Consolidated Financial Statements.

Our significant accounting policies can be found in Note 1 to the Consolidated Financial Statements contained in Part II, Item 8 of this Form 10-K. We believe the following accounting policies are most critical to aid in fully understanding and evaluating our reported financial condition and results of operations.

Cost of Product and Services Used and Sold

Cost of product used in salon services is determined by applying estimated gross profit margins to service revenues, which are based on historical factors including product pricing trends and estimated shrinkage. In addition, the estimated gross profit margin is adjusted based on the results of physical inventory counts performed at least semi-annually and the monthly monitoring of factors that could impact our usage rates estimates. These factors include mix of service sales, discounting and special promotions. Cost of product sold to salon customers is determined based on the weighted average cost of product to the Company, adjusted for an estimated shrinkage factor. Product and service inventories are adjusted based on the results of physical inventory counts. During fiscal year 2008, we performed physical inventory counts between September and November and May and June, and adjusted our estimated gross profit margin to reflect the results of the observations. Significant changes in product costs, volumes or shrinkage could have a material impact on our gross margin.

Goodwill

Goodwill is tested for impairment annually or at the time of a triggering event in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Fair values are estimated based on our best estimate of the expected present value of future cash flows and compared with the corresponding carrying value of the reporting unit, including goodwill. Where available and as appropriate comparative market multiples are used to corroborate the results of the present value method. We consider our various concepts to be reporting units when we test for goodwill impairment because that is where we believe goodwill resides. Our policy is to perform our annual goodwill impairment test during our third quarter of each fiscal year ending June 30.

During the three months ended March 31 of fiscal years 2008, 2007, and 2006, we performed our annual goodwill impairment analysis on our reporting units. Based on our testing, a $23.0 million ($19.6 million net of tax) impairment charge was recorded during fiscal year 2007 related to our beauty school business. No impairment charges were recorded during fiscal years 2008 and 2006.

On January 31, 2008, we merged our continental European franchise salon operations with the operations of the Franck Provost Salon Group. Prior to the merger, our analysis indicated the net book value of our European franchise business approximated the fair value.

The performance challenges and necessary investments in information technology platforms and management that were required to effectively operate our beauty schools led us to exploring strategic alternatives pertaining to our beauty school operating segment. On August 1, 2007 (fiscal year 2008), we merged our 51 accredited cosmetology schools into EEG, creating the largest beauty school operator in North America. This transaction leveraged EEG’s management expertise, while enabling us to maintain a vested interest in the beauty school industry. During the three months ended March 31, 2007, the terms of the transaction indicated that the estimated fair value of the accredited cosmetology schools was less than the current carrying value of this reporting unit’s net assets, including goodwill. Thus, a $23.0 million pre-tax ($19.6 million after tax), non-cash impairment loss was recorded during the three months ended March 31, 2007.

Our fiscal year 2006 analysis indicated that the net book value of our European franchise business approximated their fair value. The fiscal year 2006 analysis indicated that the net book value of our beauty school business approximated their fair value. The fair value of our North American salons and hair restoration centers exceeded their carrying amounts.

Long-Lived Assets, Excluding Goodwill

We assess the impairment of long-lived assets annually or when events or changes in circumstances indicate that the carrying value of the assets or the asset grouping may not be recoverable. Our impairment analysis is performed on a salon by salon basis. Factors considered in deciding when to perform an impairment review include significant under-performance of an individual salon in relation to expectations, significant economic or geographic trends, and significant changes or planned changes in our use of the assets. Recoverability of assets that will continue to be used in our operations is measured by comparing the carrying amount of the asset to the related total estimated future net cash flows. If an asset’s carrying value is not recoverable through those cash flows, the asset grouping is considered to be impaired. The impairment is measured by the difference between the assets’ carrying amount and their fair value, based on the best information available, including market prices or discounted cash flow analysis.

Judgments made by management related to the expected useful lives of long-lived assets and the ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as the ongoing maintenance and improvement of the assets, changes in economic conditions and changes in operating performance. As the ongoing expected cash flows and carrying amounts of long-lived assets are assessed, these factors could cause us to realize material impairment charges.

During fiscal years 2008, 2007 and 2006, $10.5 million ($6.1 million included in continuing operations, and $4.4 million included in income from discontinued operations), $6.8 million ($5.1 million included in continuing operations, and $1.7 million included in discontinued operations), and $8.4 million ($6.9 million included in continuing operations, and $1.5 million included in discontinued operations) of impairment was recorded within depreciation and amortization in the respective Consolidated Statement of Operations. In July 2008, we approved a plan to close up to 160 underperforming company-owned salons in fiscal year 2009. We also evaluated the appropriateness of the remaining useful lives of its affected property and equipment and whether a change to the depreciation charge was warranted. Impairment charges are included in depreciation related to company- owned salons in the Consolidated Statement of Operations.

Purchase Price Allocation

We make numerous acquisitions. The purchase prices are allocated to assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values at the dates of acquisition. Fair value is estimated based on the amount for which the asset or liability could be bought or sold in a current transaction between willing parties. For our acquisitions, the majority of the purchase price that is not allocated to identifiable assets, or liabilities assumed, is accounted for as residual goodwill rather than identifiable intangible assets. This stems from the value associated with the walk-in customer base of the acquired salons, the value of which is not recorded as an identifiable intangible asset under current accounting guidance and the limited value of the acquired leased site and customer preference associated with the acquired hair salon brand. Residual goodwill further represents our opportunity to strategically combine the acquired business with our existing structure to serve a greater number of customers through our expansion strategies. Identifiable intangible assets purchased in fiscal year 2008, 2007 and 2006 acquisitions totaled $16.1, $4.5, and $17.3 million, respectively. The residual goodwill generated by fiscal year 2008, 2007, and 2006 acquisitions totaled $105.3, $50.8, and $127.3 million, respectively.

Self-insurance Accruals

We use a combination of third party insurance and self-insurance for a number of risks including workers’ compensation, health insurance, employment practice liability and general liability claims. The liability reflected on our Consolidated Balance Sheet represents an estimate of the undiscounted ultimate cost of uninsured claims incurred as of the balance sheet date. In estimating this liability, loss development factors utilize historical data to project the future development of incurred losses. Loss estimates are adjusted based upon actual claims settlements and reported claims. Although we do not expect the amounts ultimately paid to differ significantly from the estimates, self-insurance accruals could be affected if future claims experience differs significantly from the historical trends and actuarial assumptions. We recorded a positive adjustment to our self-insurance accruals of $7.1 million ($6.9 million pre-tax or $4.2 million net of tax included in continuing operations, with $0.2 million or $0.1 million net of tax, included in discontinued operations) and $10.2 million ($10.0 million pre-tax or $6.6 million net of tax included in continuing operations, with $0.2 million pre-tax or $0.2 million net of tax, included in discontinued operations) during fiscal years 2008 and 2007, respectively. The reserve reduction relates primarily to an actuarial change in estimate in prior years workers’ compensation claims reserves as a result of continued improvement of our new safety and return-to-work programs over the recent years as well as changes in state laws. In fiscal 2006 we increased self-insurance accruals related to prior year’s claims by $1.0 million ($0.9 million pre-tax included in continuing operations, with $0.1 million pre-tax included in discontinued operations.). During fiscal years 2008, 2007, and 2006, our insurance costs were $46.8 million ($44.8 million included in continuing operations, and $2.0 million including in discontinued operations), $45.2 million ($43.9 million included in continuing operations and $1.3 million included in discontinued operations) and $52.5 million ($51.0 million included in continuing operations, and $1.5 million included in discontinued operations), respectively.

Income Taxes

In determining income for financial statement purposes, management must make certain estimates and judgments. These estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

Management must assess the likelihood that deferred tax assets will be recovered. If recovery is not likely, we must increase our provision for taxes by recording a reserve, in the form of a valuation allowance, for the deferred tax assets that will not be ultimately recoverable. Should there be a change in our ability to recover our deferred tax assets, our tax provision would increase in the period in which it is determined that the recovery is not more likely than not.

In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. Management recognizes potential liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether and the extent to which additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. If our estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result. In the United States, fiscal years 2005 and after remain open for federal tax audit. For state tax audits, the statute of limitations generally spans three to four years, resulting in a number of states remaining open for tax audits dating back to fiscal year 2004. However, the company is under audit in a number of states in which the statute of limitations has been extended to fiscal years 2000 and forward. Internationally (including Canada), the statute of limitations for tax audits varies by jurisdiction, but generally ranges from three to five years.

We adopted the provisions of FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, effective July 1, 2007. FIN No. 48 provides guidance regarding the recognition, measurement, presentation, and disclosure in the financial statements of tax positions taken or expected to be taken on a tax return, including the decision whether to file or not to file in a particular jurisdiction. As a result of the adoption of FIN No. 48, effective July 1, 2007, the Company recognized a $20.7 million increase in the liability for unrecognized income tax benefits, including interest and penalties. As of June 30, 2008 the Company’s unrecognized income tax benefits were $27.6 million. See Note 9, to the Consolidated Financial Statements, for further information.

Stock-based Compensation Expense

Compensation expense for stock-based compensation is estimated on the grant date using an option-pricing model. During fiscal years 2008, 2007, and 2006, stock- based compensation expense totaled $6.8, $4.9, and $4.9 million, respectively. Our specific weighted average assumptions for the risk free interest rate, expected term, expected volatility and expected dividend yield are documented in Note 11 to the Consolidated Financial Statements. Additionally, under SFAS No. 123R, we are required to estimate pre-vesting forfeitures for purposes of determining compensation expense to be recognized. Future expense amounts for any particular quarterly or annual period could be affected by changes in our assumptions or changes in market conditions.

Contingencies

We are involved in various lawsuits and claims that arise from time to time in the ordinary course of our business. Accruals are recorded for such contingencies based on our assessment that the occurrence is probable, and where determinable, an estimate of the liability amount. Management considers many factors in making these assessments including past history and the specifics of each case. However, litigation is inherently unpredictable and excessive verdicts do occur, which could have a material impact on our Consolidated Financial Statements.

OVERVIEW OF FISCAL YEAR 2008 RESULTS

The following summarizes key aspects of our fiscal year 2008 results:

•                  Revenues from continuing operations increased 4.6 percent to $2.5 billion and consolidated same-store sales increased 1.5 percent during fiscal year 2008. North American same-store service sales increased 4.1 and 3.4 percent during the third and fourth quarter, respectively, of the fiscal year, the Company’s largest comparable increases in eight years. An increase in average ticket price was partially offset by the continued decline in visitation patterns due to fashion trends resulted in an increase in consolidated same-store sales of 1.5 percent. The revenue increase was partially offset by deconsolidation of accredited cosmetology schools and European franchise salon operations. The Company expects fiscal year 2009 same-store sales growth to be 0.5 to 2.5 percent.

•                  A long-lived asset impairment charge of $10.5 million ($6.1 million included in continuing operations, and $4.4 million included in discontinued operations) was recorded during fiscal year 2008 related to the approval of a plan to close up to 160 underperforming company-owned salons in fiscal year 2009.

•                  Total debt at the end of the fiscal year was $764.7 million and our debt-to-capitalization ratio, calculated as total debt as a percentage of total debt and shareholders’ equity at fiscal year end, increased 20 basis points to 43.9 percent as compared to June 30, 2007.

•                  Share repurchases of $50.0 million and $79.7 million occurred during fiscal years 2008 and 2007, respectively.

•                  The effective income tax rate was adversely impacted by $3.0 million tax charge, of which $1.3 million was recorded through income tax expense and $1.7 million was recorded through other comprehensive income. primarily associated with repatriating approximately $30.0 million of cash previously considered to be indefinitely reinvested outside of the United States, which caused a 1.0 percent increase in the rate. The joint venture partnership with Franck Provost Group resulted in higher overall taxes being paid by Regis due to Regis’ income being subject to higher overall tax rates. In addition, Texas passed a new gross margins tax which, together with a number of states’ tax initiatives, negatively affected the tax rate by 1.9 percent. These events were partially offset by Work Opportunity and Welfare-to-Work Tax Credits earned during the fiscal year, which caused a 2.0 percent decrease in the rate.

•                  Site operating expenses were positively impacted by a $7.1 million ($6.9 million pre-tax or $4.2 million net of tax included in continuing operations and $0.2 million pretax or $0.1 million net of tax, included in income from discontinued operations) change in estimate of the Company’s self-insurance accruals, primarily workers’ compensation, due to the continued improvement of our safety and return-to-work programs over the recent years as well as changes in state laws.

•                  Income from continuing operations per share increased to $1.92 per diluted share, up from $1.48 per diluted share in fiscal year 2007, primarily related to the schools goodwill impairment charge in fiscal year 2007.

RESULTS OF OPERATIONS

Beginning with the period ended December 31, 2008 the operations of the Trade Secret concept within the North American reportable segment were accounted for as a discontinued operation. All periods presented will reflect Trade Secret as a discontinued operation. The following discussion of results of operations will reflect results from continuing operations. Discontinued operations will be discussed at the end of this section.

Consolidated Results of Operations

The following table sets forth, for the periods indicated, certain information derived from our Consolidated Statement of Operations in Item 8, expressed as a percent of revenues. The percentages are computed as a percent of total revenues, except as noted.

Results of Operations as a Percent of Revenues

	For the Years Ended June 30,
	2008	2007	2006
Service revenues	75.1%	74.3%	74.0%
Product revenues	22.2	22.3	22.4
Royalties and fees	2.7	3.4	3.6
Operating expenses:
Cost of service(1)	57.1	56.0	56.3
Cost of product(2)	48.0	48.8	49.4
Site operating expenses	7.4	8.0	8.3
General and administrative	13.0	13.4	13.1
Rent	14.6	14.4	14.3
Depreciation and amortization	4.6	4.7	4.8
Goodwill impairment	—	1.0	—
Terminated acquisition income, net	—	—	(1.6)

Operating income	7.0	6.0	8.3
Income from continuing operations before income taxes and equity in income of affiliated companies	5.5	4.4	6.7
Income taxes	2.2	1.6	2.4
Equity in income of affiliated companies, net of tax	0.0	—	—
Income from continuing operations(3)	3.4	2.9	4.3
Income from discontinued operations, net of taxes	0.1	0.7	0.8
Net income(3)	3.4	3.5	5.1

(1)                                  Computed as a percent of service revenues and excludes depreciation expense.

(2)                                  Computed as a percent of product revenues and excludes depreciation expense.

(3)                                  Total is a recalculation; line items calculated individually will not sum to total.

Consolidated Revenues

Consolidated revenues primarily include revenues of company-owned salons, product and equipment sales to franchisees, hair restoration center revenues, and franchise royalties and fees. As compared to the prior fiscal year, consolidated revenues increased 4.6 percent to $2.5 billion during fiscal year 2008 and 9.5 percent to $2.4 billion during fiscal year 2007. The following table details our consolidated revenues by concept. All service revenues, product revenues (which include product and equipment sales to franchisees), and franchise royalties and fees are included within their respective concept within the table.

	For the Years Ended June 30,
	2008	2007	2006
	(Dollars in thousands)
North American salons:
Regis	$514,219	$498,577	$481,760
MasterCuts	175,974	174,287	174,674
SmartStyle	507,349	462,321	413,907
Strip Center(1)	886,646	776,995	703,345
Other(3)	5,558	—	—
Total North American Salons(5)	2,089,746	1,912,180	1,773,686
International salons(1)(2)	256,063	253,430	220,662
Beauty schools(3)	—	85,627	63,952
Hair restoration centers(1)	135,582	122,101	109,702
Consolidated revenues	$2,481,391	$2,373,338	$2,168,002
Percent change from prior year	4.6%	9.5%	11.7%
Salon same-store sales increase(4)	1.5%	0.9%	0.7%

(1)                                  Includes aggregate franchise royalties and fees of $67.6, $79.9, and $77.2 million in fiscal years 2008, 2007, and 2006, respectively. North American salon franchise royalties and fees represented 58.6, 47.8, and 50.0 percent of total franchise revenues in fiscal years 2008, 2007, and 2006, respectively. The decrease in aggregate franchise royalties and fees and the increase in North American salon franchise royalties and fees as a percent of total revenues for fiscal year 2008 is a result of the deconsolidation of the Company’s European franchise salon operations.

(2)                                  On January 31, 2008, the Company deconsolidated the results of operations of its European franchise salon operations. Accordingly, revenue growth was negatively impacted as a result of the deconsolidation. See Item 6, Selected Financial Data, for further information

(3)                                  On August 1, 2007, the Company contributed its 51 accredited cosmetology schools to Empire Education Group, Inc. Accordingly, revenue growth was negatively impacted as a result of the deconsolidation. See Item 6, Selected Financial Data, for further information. For the fiscal year ended June 30, 2008, the results of operations for the month ended July 31, 2007 for the accredited cosmetology schools are reported in the North American salons segment. The Company retained ownership of its one North American and four United Kingdom Sassoon schools. Subsequent to August 1, 2007 results of operations for the Sassoon schools are included in the respective North American and international salon segments.

(4)                                  Same-store sales increases or decreases are calculated on a daily basis as the total change in sales for company-owned locations which were open on a specific day of the week during the current period and the corresponding prior period. Annual same-store sales increases are the sum of the same-store sales increases computed on a daily basis. Relocated locations are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies so that foreign currency fluctuations do not impact the calculation. We began including hair restoration centers in same-store sales calculations beginning with the third fiscal quarter of 2007. Management believes that same-store sales, a component of organic growth, are useful in order to help determine the increase in salon revenues attributable to its organic growth (new salon construction and same-store sales growth) versus growth from acquisitions.

(5)                                  Beginning with the period ended December 31, 2008, the operations of the Trade Secret concept within the North American reportable segment were accounted for as a discontinued operation.  All periods presented reflect Trade Secret as a discontinued operation.  Accordingly, Trade Secret revenues are excluded from this presentation.

The 4.6, 9.5, and 11.7 percent increases in consolidated revenues during fiscal years 2008, 2007 and 2006, respectively, were driven by the following:

	Percentage Increase (Decrease) in Revenues For the Years Ended June 30,
Factor	2008	2007	2006
Acquisitions (previous twelve months)	4.6%	4.8%	8.1%
Organic growth	3.4	4.0	4.3
Foreign currency	1.1	1.1	(0.1)
Franchise revenues	(0.6)	0.0	(0.1)
Closed salons	(3.9)	(0.4)	(0.5)
	4.6%	9.5%	11.7%

We acquired 354 company-owned salons (including 145 franchise buybacks), and bought back 6 hair restoration centers from franchisees during fiscal year 2008 compared to 351 company-owned salons (including 97 franchise buybacks), one beauty school and two company-owned hair restoration centers (including one franchise buyback) during fiscal year 2007. The organic growth stemmed primarily from the construction of 309 and 400 company-owned salons during the twelve months ended June 30, 2008 and 2007, respectively, as well as consolidated same-store sales increases. Franchise revenues decreased primarily due to the merger of our 1,587 continental Europe franchise salons with Franck Provost Salon Group on January 31, 2008. We closed 264 and 288 salons (including 103 and 168 franchise salons) during the twelve months ended June 30, 2008 and 2007, respectively. The decrease in closed salons as a percent of revenues was primarily due to the 51 accredited cosmetology schools contributed to Empire Education Group, Inc. on August 1, 2007.

We acquired 351 company-owned salons (including 97 franchise buybacks), one beauty school and two company-owned hair restoration centers (including one franchise buyback) during fiscal year 2007 compared to 283 company-owned salons (including 137 franchise buybacks), 30 beauty schools and eight company-owned hair restoration centers (including seven franchise buybacks) during fiscal year 2006. The organic growth stemmed primarily from the construction of 400 and 498 company-owned salons during the twelve months ended June 30, 2007 and 2006, respectively, as well as consolidated same-store sales increases. We closed 288 and 390 salons (including 168 and 229 franchise salons) during the twelve months ended June 30, 2007 and 2006, respectively.

During fiscal years 2008 and 2007, the foreign currency impact was driven by the continued weakening of the United States dollar against the Canadian dollar, British pound, and Euro as compared to the prior fiscal year’s exchange rates. During fiscal year 2006, the foreign currency impact was driven by the strengthening of the United States dollar against the British pound and Euro as compared to the prior fiscal year’s exchange rates, partially offset by the continued weakening of the United States dollar against the Canadian dollar.

Consolidated revenues are primarily composed of service and product revenues, as well as franchise royalties and fees. Fluctuations in these three major revenue categories were as follows:

Service Revenues.  Service revenues include revenues generated from company-owned salons and service revenues generated by hair restoration centers. Consolidated service revenues were as follows:

		Increase Over Prior Fiscal Year
Years Ended June 30,	Revenues	Dollar	Percentage
	(Dollars in thousands)
2008	$1,862,490	$98,010	5.6%
2007	1,764,480	159,969	10.0
2006	1,604,511	166,336	11.6

The growth in service revenues during fiscal year 2008 was driven by acquisitions and new salon construction (a component of organic growth). Service revenue growth was driven by a consolidated same-store service sales increase of 2.2 percent during the twelve months ended June 30, 2008 as a result of price increases. Growth was negatively impacted as a result of the deconsolidation of our 51 accredited cosmetology schools to Empire Education Group, Inc. on August 31, 2007.

The growth in service revenues during fiscal year 2007 was driven primarily by acquisitions and new salon construction (a component of organic growth). Consolidated same-store service sales increased 1.1 percent during the twelve months ended June 30, 2007. Additionally, hair restoration service revenues contributed to the increase in consolidated service revenues during the twelve months ended June 30, 2007 due to strong recurring and new customer revenues and increases in hair transplant management fees. Same-store sales were negatively impacted by the sustained long-hair trend, as customer visitation patterns continued to be modest related to the fashion trend towards longer hairstyles.

The growth in service revenues during fiscal year 2006 was driven primarily by acquisitions and new salon construction (a component of organic growth). Same-store service sales in our salons continued to be modest due to a slight lengthening of customer visitation patterns stemming from a fashion trend towards longer hairstyles.

Product Revenues.  Product revenues are primarily sales at company-owned salons, hair restoration centers, and sales of product and equipment to franchisees. Consolidated product revenues were as follows:

		Increase Over Prior Fiscal Year
Years Ended June 30,	Revenues	Dollar	Percentage
	(Dollars in thousands)
2008	$551,286	$22,374	4.2%
2007	528,912	42,661	8.8
2006	486,251	61,815	14.6

The growth in product revenues during fiscal year 2008 was primarily due to acquisitions, offset by same-store product sales decrease of 0.8 percent during the twelve months ended June 30, 2008. This decrease is due to the recent decline in the global economic condition and the continued trend of product diversion and increased appeal of mass hair care lines by the consumer.

The growth in product revenues during fiscal year 2007 was primarily due to acquisitions. Growth was not as robust compared to the prior fiscal year due to a same-store product sales increase of 0.2 percent during the twelve months ended June 30, 2007, related to product diversion, reduced promotions and increased appeal of mass retail hair care lines by the consumer.

The growth in product revenues during fiscal year 2006 was primarily due to acquisitions and an increase in same-store product sales increase of 1.2 percent during fiscal year 2006.

Franchise Royalties and Fees.  Consolidated franchise revenues, which include royalties and franchise fees, were as follows:

		Increase (Decrease) Over Prior Fiscal Year
Years Ended June 30,	Revenues	Dollar	Percentage
	(Dollars in thousands)
2008	$67,615	$(12,331)	(15.4)%
2007	79,946	2,706	3.5
2006	77,240	(1,508)	(1.9)

Total franchise locations open at June 30, 2008 and 2007 were 2,134 (including 35 franchise hair restoration centers) and 3,764 (including 41 franchise hair restoration centers). The decrease in consolidated franchise revenues during fiscal year 2008 was primarily due to the merger of the 1,587 European franchise salon operations with Franck Provost Salon Group on January 31, 2008. The decrease in consolidated franchise revenues during fiscal year 2008 was partially offset due to the weakening of the United States dollar against the Canadian dollar, British pound and Euro as compared to the exchange rates for fiscal year 2007.

Total franchise locations open at June 30, 2007 and 2006 were 3,764 (including 41 franchise hair restoration centers) and 3,797 (including 42 franchise hair restoration centers). We purchased 97 of our franchise salons during the twelve months ended June 30, 2007 compared to 137 during the twelve months ended June 30, 2006, which drove the overall decrease in the number of franchise salons between periods. The increase in consolidated franchise revenues during fiscal year 2007 was primarily due to the weakening of the United States dollar against the Canadian dollar, British pound and Euro as compared to the exchange rates for fiscal year 2006, partially offset by a decreased number of franchise salons, as discussed above.

The decrease in consolidated franchise revenues during fiscal year 2006 was primarily due to the impact of unfavorable foreign currency fluctuations, as well as 137 franchise buybacks during the twelve months ended June 30, 2006.

Gross Margin (Excluding Depreciation)

Our cost of revenues primarily includes labor costs related to salon employees and hair restoration center employees, the cost of product used in providing services and the cost of products sold to customers and franchisees. The resulting gross margin was as follows:

	Gross	Margin as % of Service and Product	Increase (Decrease) Over Prior Fiscal Year
Years Ended June 30,	Margin	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$1,086,826	45.0%	$40,643	3.9%	(60)
2007	1,046,183	45.6	98,167	10.4	30
2006	948,016	45.3	112,852	13.5	50

(1)          Represents the basis point change in gross margin as a percent of service and product revenues as compared to the corresponding period of the prior fiscal year.

Service Margin (Excluding Depreciation).  Service margin was as follows:

	Service	Margin as % of	Increase (Decrease) Over Prior Fiscal Year
Years Ended June 30,	Margin	Service Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$799,931	42.9%	$24,397	3.1%	(110)
2007	775,534	44.0	73,650	10.5	30
2006	701,884	43.7	75,651	12.1	20

(1)                                  Represents the basis point change in service margin as a percent of service revenues as compared to the corresponding period of the prior fiscal year.

The basis point decrease in service margins as a percent of service revenues during fiscal year 2008 was primarily due to the absence of the beauty school segment service revenue from consolidated service revenues. The decrease was also due to a change made during the first fiscal quarter as a result of refinements made to our inventory tracking systems. The refinements resulted in better tracking and accounting for retail products that our salon stylists transfer from retail shelves to the back bar for use in servicing customers. The cost of these products had historically been included as a component of our product gross margin, whereas they are now more appropriately included in our service margin. During fiscal year 2009, we are forecasting service margins to be in the low 42 percent range of service revenues.

The basis point improvement in service margins as a percent of service revenues during fiscal year 2007 was primarily due to a same-store service sales increase of 1.1 percent during the twelve months ended June 30, 2007 compared to 0.6 percent during the twelve months ended June 30, 2006. The improvement was also due to increased tuition in the schools segment, increased hair restoration service revenues due to strong recurring and new customer revenues and increases in hair transplant management fees and the continued focus on management of salon payroll costs.

The basis point improvement in service margins as a percent of service revenues during fiscal year 2006 was primarily due to improved payroll and payroll-related costs and a same-store service sales increase of 0.6 percent during the twelve months ended June 30, 2006.

Product Margin (Excluding Depreciation).  Product margin was as follows:

	Product	Margin as % of	Increase Over Prior Fiscal Year
Years Ended June 30,	Margin	Product Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$286,895	52.0%	$16,246	6.0%	80
2007	270,649	51.2	24,517	10.0	60
2006	246,132	50.6	37,201	17.8	140

(1)                                  Represents the basis point change in product margin as a percent of product revenues as compared to the corresponding period of the prior fiscal year.

The basis point improvement in product margins as a percentage of product revenues during fiscal year 2008 was due to refinements made to our inventory tracking systems. The refinements resulted in better tracking and accounting for retail products that our salon stylists transfer from retail shelves to the back bar for use in servicing customers.  The cost of these products had historically been included as a component of our product gross margin, whereas they are now more appropriately included in our service margin.  In addition, product margins improved due to the deconsolidation of the beauty schools and European franchise salon operations.  During fiscal year 2009, we are forecasting product margins to be in the high 48 percent range of product revenues.

The basis point improvement in product margins as a percent of product revenues during fiscal year 2007 was primarily due to a reduction in retail promotional discounting as compared to fiscal year 2006.

The basis point improvement in product margins as a percent of product revenues during fiscal year 2006 was primarily related to product sales from the hair restoration centers, which have higher product margins than sales of retail products in salons, for the full year as compared to seven months (since the date of acquisition) during the prior fiscal year. This benefit was partially offset by reduced sales margins realized on several vendor product lines repackaged during the fiscal year.

Site Operating Expenses

This expense category includes direct costs incurred by our salons and hair restoration centers, such as on-site advertising, workers’ compensation, insurance, utilities and janitorial costs. Site operating expenses were as follows:

	Site	Expense as % of Consolidated	(Decrease) Increase Over Prior Fiscal Year
Years Ended June 30,	Operating	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$184,769	7.4%	$(5,845)	(3.1)%	(60)
2007	190,614	8.0	9,664	5.3	(30)
2006	180,950	8.3	14,935	9.0	(30)

(1)                                  Represents the basis point change in site operating expenses as a percent of consolidated revenues as compared to the corresponding period of the prior fiscal year.

The basis point improvement in site operating expenses as a percent of consolidated revenues during fiscal year 2008 was primarily due to a decrease in workers’ compensation expense due to a continued reduction in the frequency and severity of injury claims from our successful salon safety programs. During fiscal year 2009, we are forecasting site operating expenses be in the high seven percent range of consolidated revenue.

The basis point improvement in site operating expenses as a percent of consolidated revenues during fiscal year 2007 was primarily due to an actuarial reduction in insurance claims reserves, primarily workers’ compensation, as a result of the continued improvement of our safety and return-to-work programs over the recent years, as well as changes in state laws, providing an additional benefit of $10.0 million ($6.6 million net of tax) during fiscal year 2007. The basis point improvement in site operating expenses as a percent of consolidated revenues during fiscal year 2006 was primarily due to reduced workers’ compensation insurance-related costs stemming from decreased claims activity.

General and Administrative

General and administrative (G&A) includes costs associated with our field supervision, salon training and promotions, product distribution centers and corporate offices (such as salaries and professional fees), including costs incurred to support franchise and hair restoration center operations. G&A expenses were as follows:

		Expense as % of Consolidated	Increase (Decrease) Over Prior Fiscal Year
Years Ended June 30,	G&A	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$321,563	13.0%	$3,840	1.2%	(40)
2007	317,723	13.4	32,729	11.5	30
2006	284,994	13.1	32,963	13.1	10

(1)                                  Represents the basis point change in G&A as a percent of consolidated revenues as compared to the corresponding period of the prior fiscal year.

The basis point improvement in G&A costs as a percentage of consolidated revenues during fiscal year 2008 was primarily due to the deconsolidation of the European franchise salon operations and accredited cosmetology schools. During fiscal year 2009, we are forecasting G&A expenses to be in the high 11 percent range of consolidated revenues.

The planned basis point increase in G&A costs as a percent of consolidated revenues during fiscal year 2007 was primarily due to increases in salon supervisor salaries, benefits, travel expenses, professional fees and the timing of promotional salon and hair restoration advertising.

The basis point increase in G&A costs as a percent of consolidated revenues during fiscal year 2006 was primarily due to $2.8 million related to the settlement of a Fair Labor Standards Act (FLSA) lawsuit over wage and hour disputes. Excluding the ten basis point impact of this settlement, G&A expenses were relatively consistent as a percent of revenues compared to the prior fiscal year.

Rent

Rent expense, which includes base and percentage rent, common area maintenance and real estate taxes, was as follows:

		Expense as % of Consolidated	Increase Over Prior Fiscal Year
Years Ended June 30,	Rent	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$361,476	14.6%	$19,654	5.7%	20
2007	341,822	14.4	31,048	10.0	10
2006	310,774	14.3	36,398	13.3	20

(1)                                  Represents the basis point change in rent expense as a percent of consolidated revenues as compared to the corresponding period of the prior fiscal year.

The basis point increase in rent expense as a percent of consolidated revenues during fiscal year 2008 was primarily due to rent expense increasing at a faster rate than location same-store sales and the deconsolidation of the schools and European franchise salon operations, offset by recent salon acquisitions having a lower occupancy cost. During fiscal year 2009, we are forecasting rent expense as a percent of consolidated revenues to be approximately 15 percent of consolidated revenues, excluding the impact of closing 112 stores. We expect to record an additional $15.0 million to $20.0 million of lease termination costs in fiscal year 2009 related to the 112 underperforming Company-owned salons that the Company has approved to close in fiscal year 2009.

The basis point increase in rent expense as a percent of consolidated revenues during fiscal years 2007 and 2006 was primarily due to rent expense increasing at a faster rate than location same-store sales. Additionally, fiscal year 2007 is impacted by an extra week of rent in the United Kingdom.

During fiscal year 2006, $5.7 million ($3.7 million, net of tax) in lease termination costs were recognized through rent expense. These costs resulted from our decision to close 59 company-owned salon locations and refocus efforts on improving the sales and operations of nearby salons. Additionally, the increase in this fixed-cost expense as a percent of consolidated revenues was due to salon rent increasing at a faster rate than salon same-store sales during fiscal year 2006.

Depreciation and Amortization

Depreciation and amortization expense (D&A) was as follows:

		Expense as % of Consolidated	Increase (Decrease) Over Prior Fiscal Year
Periods Ended June 30,	D&A	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$113,293	4.6%	$1,829	1.6%	(10)
2007	111,464	4.7	8,390	8.1	(10)
2006	103,074	4.8	21,516	26.4	60

(1)                                  Represents the basis point change in depreciation and amortization as a percent of consolidated revenues as compared to the corresponding period of the prior fiscal year.

The basis point improvement in D&A as a percent of consolidated revenues during fiscal year 2008 was primarily due to same-store sales increasing at a faster rate than D&A.  The improvement was partially offset by higher salon impairment charges in fiscal year 2008 related to the Company’s decision to close 112 underperforming salons in fiscal year 2009, when compared to salon impairment charges in fiscal year 2007. Impairment charges of $6.1 million ($3.7 million net of tax) were recorded during fiscal 2008 related to the impairment of property and equipment at underperforming locations. The majority of closings are expected to occur in the first half of fiscal year 2009. The decision to close the underperforming stores was the result of a comprehensive review of our salon portfolio, further continuing our initiative to enhance profitability. During fiscal year 2009, we are forecasting D&A to be in the mid four percent range of consolidated revenue.

The basis point improvement in D&A for fiscal year 2007 relates primarily to lower salon impairment charges in fiscal year 2007 when compared to salon impairment charges in fiscal year 2006. Impairment charges of $5.1 million

($3.2 million net of tax) were recorded during fiscal 2007 related to the impairment of property and equipment at underperforming locations.

The basis point increase in D&A as a percent of consolidated revenues during fiscal year 2006 was primarily due to increased salon impairment charges during fiscal year 2006 over fiscal year 2005, stemming from lower same-store sales volumes during recent fiscal years. Impairment charges of $5.9 and $1.0 million were recognized for the North American and international operations, respectively, during fiscal year 2006. Additionally, $2.1 million in losses on disposal of property and equipment was recognized related to the fourth quarter closure of 59 salons. We decided to close these company-owned salon locations in order to refocus efforts on improving the sales and operations of nearby salons.

Goodwill Impairment

Goodwill impairment was as follows:

	Goodwill	Expense as % of Consolidated	(Decrease) Increase Over Prior Fiscal Year
Years Ended June 30,	Impairment	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$—	—%	$(23,000)	—%	(100)
2007	23,000	1.0	23,000	—	100
2006	—	—	(38,319)	—	(200)

(1)                                  Represents the basis point change in goodwill impairment as a percent of consolidated revenues as compared to the corresponding period of the prior fiscal year.

A $23.0 million ($19.6 million net of tax) impairment charge was recorded during fiscal year 2007 related to our beauty school business. No impairment charges were recorded during fiscal years 2008 and 2006.

Terminated Acquisition Income, net

Terminated acquisition income, net was as follows:

	Terminated Acquisition	Expense as % of Consolidated	Increase (Decrease) Over Prior Fiscal Year
Years Ended June 30,	Income, net	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$—	—%	$—	—%	—
2007	—	—	33,683	—	(160)
2006	(33,683)	1.6	(33,683)	—	160

(1)                                  Represents the basis point change in terminated acquisition income, net as a percent of consolidated revenues as compared to the corresponding period of the prior fiscal year.

A net settlement gain of $33.7 million ($21.7 million net of tax) was recognized during fiscal year 2006 stemming from a termination fee collected from Alberto-Culver Company due to the terminated merger agreement for Sally Beauty Company. The termination fee gain is net of direct transaction related expenses associated with terminated merger agreement. No termination income was recorded during fiscal years 2008 and 2007.

Interest

Interest expense was as follows:

		Expense as % of Consolidated	Increase Over Prior Fiscal Year
Years Ended June 30,	Interest	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$44,279	1.8%	$2,632	6.3%	—
2007	41,647	1.8	6,734	19.3	20
2006	34,913	1.6	10,519	43.1	30

(1)                                  Represents the basis point change in interest expense as a percent of consolidated revenues as compared to the corresponding period of the prior fiscal year.

Interest as a percent of consolidated revenues during the twelve months ended June 30, 2008 was consistent with the twelve months ended June 30, 2007. During fiscal year 2009, we expect interest expense to decrease to approximately $41 million.

The basis point increase in interest expense as a percent of consolidated revenues during fiscal year 2007 was primarily due to increased debt levels due to the Company’s repurchase of $79.7 million of our outstanding common stock, acquisitions and the timing of income tax payments during the fiscal year.

The basis point increase in interest expense as a percent of consolidated revenues during fiscal year 2006 was primarily due to an increase in our debt level stemming from fiscal year 2006 acquisition activity. Additionally, increased borrowing rates contributed to the fiscal year 2006 increase in interest expense as a percent of consolidated revenues.

Income Taxes

Our reported effective tax rate was as follows:

Years Ended June 30,	Effective Rate	Basis Point Increase (Decrease)
2008	39.5%	410
2007	35.4	(50)
2006	35.9	(1,200)

The basis point increase in our overall effective income tax rate for the fiscal year ended June 30, 2008 is primarily the result of the shift in income from low to high tax jurisdictions as a result of the merger of European franchise salon operations with the Franck Provost Salon Group. As a result of the merger with the Franck Provost Salon Group, the Company repatriated approximately $30 million cash previously considered to be indefinitely reinvested outside of the United States. In addition, certain costs related to the transaction were not deductible for tax purposes. The combined effect of these items caused an increase in the tax rate of 2.1%. In addition, Texas and other states introduced new taxes or restrictive rules. The combined effect of these new taxes, together with other adjustments, caused an increase in the tax rate of 1.9%.

The basis point improvement in our overall effective income tax rate for the fiscal year ended June 30, 2007 was primarily due to the tax benefit received during the three months ended December 31, 2006 related to the retroactive reinstatement to January 1, 2006 of the Work Opportunity and Welfare-to-Work Tax Credits. The basis point improvement was also due to increases in international income subject to tax in lower tax foreign jurisdictions, partially offset by the pre-tax, non-cash goodwill impairment charge of $23.0 million ($19.6 million net of tax) recorded during the three months ended March 31, 2007. The majority of the impairment charge was not deductible for tax purposes.

In December 2006, President Bush signed the Tax Relief and Health Care Act of 2006 into law. This Act retroactively reinstated the Work Opportunity and Welfare-to-Work Tax Credits for a two year period beginning January 1, 2006. In accordance with generally accepted accounting principles, the financial impact of the tax credits earned during the entire calendar year was required to be reflected in the Company’s tax rate for the quarter in which the Act was signed into law, which was the Company’s quarter ended December 31, 2006. The fiscal year 2007 tax rate reflects $4.1 million related to Work Opportunity and Welfare-to-Work Tax Credits, a portion of which was earned during fiscal year 2006, but not reflected in the related financial statements due to the expiration of the prior statute. Under the prior law which was retroactive to January 1, 2004 and expired on December 31, 2005, the Company earned employment credits of $0.8 and $1.8 million during fiscal years 2006 and 2005, respectively. On May 26, 2007, President Bush signed into law the Small Business and Work Opportunity Tax Act of 2007. Whereas under the Tax Relief and Health Care Act of 2006 the Work Opportunity and Welfare-to-Work Tax Credits were to expire on December 31, 2007, this Act enhances and extends the credits to September 1, 2011.

The basis point improvement in our overall effective income tax rate for the fiscal year ended June 30, 2006 was related to the 2005 goodwill impairment charge in the international salon segment, which is non-deductible for tax purposes. The goodwill impairment caused an 11.0 percent increase in the fiscal year 2005 tax rate. Excluding the impact of the goodwill impairment, the increase in the fiscal year 2006 tax rate over the prior year was primarily due to the elimination of the Work Opportunity and Welfare-to-Work Tax Credits, which expired on December 31, 2005. During fiscal year 2005, excluding the impact of the goodwill impairment, the improvement in the effective tax rate over fiscal year 2004 was primarily due to the successful settlement of our federal audit and the retroactive reinstatement of the Work Opportunity and Welfare-to-Work Tax Credits during fiscal year 2005.

Income from Discontinued Operations, net of Taxes

Income from discontinued operations was as follows:

	Income from Discontinued Operations,	Decrease Over Prior Fiscal Year
Years Ended June 30,	Net of Taxes	Dollar	Percentage
	(Dollars in thousands)
2008	$1,303	$(14,128)	(91.6)%
2007	15,431	(1,244)	(7.5)
2006	16,675	(9,082)	(35.3)

During the quarter ended December 31, 2008, we concluded that Trade Secret was held for sale and presented as a discontinued operation for all comparable prior periods. The income for the years ended June 30, 2008, 2007, and 2006 are the result of the operating income, net of tax.  The decrease in income from discontinued operations during fiscal year 2008 was primarily due to same-store sales decreasing 7.9 percent and reduced retail product margins, largely the result of recent salon acquisitions which have lower product margins. The decrease in income from discontinued operations during fiscal year 2008 was also due to long-lived asset  impairment charges increased to $4.4 million as compared to $1.7 million during fiscal year 2007.  See Note 2 to the Consolidated Financial Statements for further discussion.

Recent Accounting Pronouncements

Recent accounting pronouncements are discussed in Note 1 to the Consolidated Financial Statements.

Effects of Inflation

We compensate some of our salon employees with percentage commissions based on sales they generate, thereby enabling salon payroll expense as a percent of company-owned salon revenues to remain relatively constant. Accordingly, this provides us certain protection against inflationary increases, as payroll expense and related benefits (our major expense components) are variable costs of sales. In addition, we may increase pricing in our salons to offset any significant increases in wages. Therefore, we do not believe inflation has had a significant impact on the results of our operations.

Constant Currency Presentation

The presentation below demonstrates the effect of foreign currency exchange rate fluctuations from year to year. To present this information, current period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

During the fiscal years ended June 30, 2008 and 2007, foreign currency translation had a favorable impact on consolidated revenues due to the strengthening of the Canadian dollar, British pound, and Euro against the United States dollar.

During the fiscal year ended June 30, 2006, foreign currency translation had a negative impact on consolidated revenues due to the weakening of the British pound and Euro against the United States dollar, partially offset by the strengthening of the Canadian dollar.

	Favorable (Unfavorable) Impact of Foreign Currency Exchange Rate Fluctuations
(Dollars in thousands)	Impact on Revenues			Impact on Income Before Income Taxes
Currency	Fiscal 2008	Fiscal 2007	Fiscal 2006	Fiscal 2008	Fiscal 2007	Fiscal 2006
Canadian dollar	$14,400	$3,396	$6,830	$2,487	$567	$972
British pound	7,689	15,167	(6,753)	134	616	(341)
Euro	3,831	4,388	(2,472)	755	782	(292)
Total	$25,920	$22,951	$(2,395)	$3,376	$1,965	$339

Results of Operations by Segment

Based on our internal management structure, we report three segments: North American salons, international salons and hair restoration centers. Significant results of operations are discussed below with respect to each of these segments.

North American Salons

North American Salon Revenues.  Total North American salon revenues were as follows:

		Increase Over Prior Fiscal Year		Same-Store
Years Ended June 30,	Revenues	Dollar	Percentage	Sales Increase
	(Dollars in thousands)
2008	$2,089,746	$177,566	9.3%	1.8%
2007	1,912,180	138,494	7.8	0.9
2006	1,773,686	152,410	9.4	1.1

The percentage increases during the years ended June 30, 2008, 2007, and 2006 were due to the following factors:

	Percentage Increase (Decrease) in Revenues For the Years Ended June 30,
Factor	2008	2007	2006
Acquisitions (previous twelve months)	4.6%	4.5%	4.7%
Organic growth	4.2	3.5	4.7
Foreign currency	0.8	0.2	0.4
Franchise revenues	0.1	0.0	(0.1)
Closed salons	(0.4)	(0.4)	(0.3)
	9.3%	7.8%	9.4%

We acquired 287 North American salons during the twelve months ended June 30, 2008, including 145 franchise buybacks. The organic growth was due primarily to the construction of 294 company-owned salons in North America during the twelve months ended June 30, 2008, and a same-store sales increase of 1.8 percent during the twelve months ended June 30, 2008. The Company experienced the largest comparable increase in same-store service sales in eight years during the third and fourth quarter of fiscal year 2008, 4.1 percent and 3.4 percent, respectively. The foreign currency impact during fiscal year 2008 was driven by the weakening of the United States dollar against the Canadian dollar as compared to the exchange rate for fiscal year 2007.

We acquired 335 North American salons during the twelve months ended June 30, 2007, including 93 franchise buybacks. The organic growth was due primarily to the construction of 375 company-owned salons in North America during the twelve months ended June 30, 2007, partially offset by a lower same-store sales increase of 0.9 percent during the twelve months ended June 30, 2007 as compared to 1.1 percent during the twelve months ended June 30, 2006. The foreign currency impact during fiscal year 2007 was driven by the weakening of the United States dollar against the Canadian dollar as compared to the exchange rate for fiscal year 2006.

We acquired 271 North American salons during the twelve months ended June 30, 2006, including 135 franchise buybacks. The organic growth stemmed primarily from the construction of 465 company-owned salons in North America during the twelve months ended June 30, 2006. The foreign currency impact during fiscal year 2006 was driven by the weakening of the United States dollar against the Canadian dollar as compared to the exchange rate for fiscal year 2005.

North American Salon Operating Income.  Operating income for the North American salons was as follows:

	Operating	Operating Income as	Increase (Decrease) Over Prior Fiscal Year
Years Ended June 30,	Income	% of Total Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$285,855	13.7%	$26,464	10.2%	10
2007	259,391	13.6	28,174	12.2	60
2006	231,217	13.0	19,414	9.2	(10)

(1)                                  Represents the basis point change in North American salon operating income as a percent of total North American salon revenues as compared to the corresponding period of the prior fiscal year.

The basis point increase in North American salon operating income as a percent of North American salon revenues during fiscal year 2008 was primarily due a decrease in workers’ compensation expense due to a continued reduction in the frequency and severity of injury claims from our successful salon safety programs.  Partially offsetting the increase was impairment losses on the disposal of property and equipment stemming from salon closures. In July 2008 (fiscal year 2009), we approved a plan to close up to 112 underperforming company-owned salon locations in fiscal year 2009 prior to the lease end date in order to enhance overall profitability, which resulted in impairment charges of $6.1 million.

The basis point improvement in North American salon operating income as a percent of North American salon revenues during fiscal year 2007 was due to improved product margins and a reduction in workers’ compensation expense as a result of the continued improvement of our safety and return-to-work programs over the recent years, as well as changes in state laws and rent expense increasing at a faster rate than salon same-store sales.

The basis point decrease in North American salon operating income as a percent of North American salon revenues during fiscal year 2006 was primarily due to reduced retail product margins, largely the result of increased costs associated with the repackaging efforts by suppliers of several top retail product lines. Additionally, rent and depreciation and amortization expenses increased as a percent of North American salon revenues due to lease termination costs and losses on the disposal of property and equipment stemming from salon closures. During the fourth quarter of fiscal year 2006, we decided to close 59 company-owned salon locations prior to the lease end date in order to refocus efforts on improving the sales and operations of nearby salons. Increased salon impairment charges during fiscal year 2006 and lower same-store sales volumes during recent fiscal years also contributed to the increase in depreciation and amortization expenses during fiscal year 2006.

International Salons

International Salon Revenues.  Total international salon revenues were as follows:

		Increase (Decrease) Over Prior Fiscal Year		Same-Store Sales
Years Ended June 30,	Revenues	Dollar	Percentage	(Decrease)
	(Dollars in thousands)
2008	$256,063	$2,633	1.0%	(4.3)%
2007	253,430	32,768	14.8	(0.6)
2006	220,662	(6,122)	(2.7)	(3.0)

The percentage increases (decreases) during the years ended June 30, 2008, 2007, and 2006 were due to the following factors.

	Percentage Increase (Decrease) in Revenues For the Years Ended June 30,
	2008	2007	2006
Acquisitions (previous twelve months)	4.1%	2.6%	1.8%
Organic growth	(0.7)	4.4	2.0
Foreign currency	4.5	8.5	(3.9)
Franchise revenues	(5.9)	0.3	(0.5)
Closed salons	(1.0)	(1.0)	(2.1)
	1.0%	14.8%	(2.7)%

We acquired 25 international salons during the twelve months ended June 30, 2008, none of which were franchise buybacks. The decrease in organic growth was due to a decrease of same-store sales of 4.3 percent for the twelve months ended June 30, 2008 and due an additional week in the fiscal year 2007 reporting period as compared to the fiscal year 2008 reporting period. This decrease was partially offset by the 15 company-owned international salons constructed and the inclusion of the four United Kingdom Sassoon schools for the twelve months ended June 30, 2008. The foreign currency impact during fiscal year 2008 was driven by the weakening of the United States dollar against the British Pound and Euro as compared to the exchange rates for fiscal year 2007. Franchise revenues decreased primarily due to the merger of our continental Europe franchise salon operations with Franck Provost Salon Group on January 31, 2008.

We acquired 16 international salons during the twelve months ended June 30, 2007, including four franchise buybacks. The organic growth was due to the construction of 25 company-owned international salons during the twelve months ended June 30, 2007 and the additional week in the fiscal year 2007 reporting period as compared to the fiscal year 2006 reporting period, partially offset by a same-store sales decrease of 0.6 percent for the twelve months ended June 30, 2007. The foreign currency impact during fiscal year 2007 was driven by the weakening of the United States dollar against the British pound and the Euro as compared to the exchange rates for fiscal year 2006.

We acquired 12 international salons during the twelve months ended June 30, 2006, including two franchise buybacks. The organic growth stemmed from the construction of 33 company-owned international salons during the twelve months ended June 30, 2006, partially offset by a same-store sales decrease of 3.0 percent during the twelve months ended June 30, 2006. The foreign currency impact during fiscal year 2006 was driven by the strengthening of the United States dollar against the British pound and the Euro as compared to the exchange rates for fiscal year 2005. The decrease in franchise revenues was primarily due to the closure and sale of 116 franchise salons during fiscal year 2006.

International Salon Operating Income.  Operating income for the international salons was as follows:

	Operating	Operating Income as % of	Increase (Decrease) Over Prior Fiscal Year
Years Ended June 30,	Income	Total Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$11,651	4.6%	$(5,897)	(33.6)%	(230)
2007	17,548	6.9	3,986	29.4	80
2006	13,562	6.1	31,695	174.8	1,410

(1)                                  Represents the basis point change in international salon operating income (loss) as a percent of total international salon revenues as compared to the corresponding period of the prior fiscal year.

The basis point decrease in international salon operating income as a percent of international salon revenues during fiscal year 2008 was primarily due to the deconsolidation of our European franchise salon operations, negative same-store sales, and higher impairment charges of $1.1 million related to the Company approved plan to close underperforming company-owned salon locations in fiscal year 2009. These decreases were offset by the inclusion of the Sassoon schools in the segment.

The basis point improvement in international salon operating income as a percent of international salon revenues during fiscal year 2007 was primarily due to improved product margins and severance expenses incurred in fiscal 2006 that did not occur in fiscal 2007. A same-store product sales increase of 7.1 percent for the twelve months ended June 30, 2007 also contributed to the improvement.

The basis point improvement in international salon operating income as a percent of international salon revenues during fiscal year 2006 was primarily due to the goodwill impairment charge of $38.3 million recorded during the three months ended March 31, 2005, offset by a $1.0 million charge in fiscal year 2006 related to the impairment of certain salons’ property and equipment which contributed to an increase in depreciation and amortization expense. Exclusive of the prior year goodwill impairment charge, operating income decreased 280 basis points as a percentage of total international salon revenues. This decrease was primarily due to the impact of certain fixed cost categories, such as rent and depreciation expense, measured as a percentage of lower same-store sales, as well as the $1.0 million of property and equipment impairment charges.

Hair Restoration Centers

Hair Restoration Center Revenues.  Total hair restoration center revenues were as follows:

		Increase Over Prior Fiscal Year		Same-Store Sales
Years Ended June 30,	Revenues	Dollar	Percentage	Increase
	(Dollars in thousands)
2008	$135,582	$13,481	11.0%	5.2%
2007	122,101	12,399	11.3	8.7
2006(1)	109,702	50,314	84.7	N/A

(1)                                  We did not own or operate any hair restoration centers until December 2004.

The percentage increases during the years ended June 30, 2008, 2007, and 2006 were due to the following factors:

	Percentage Increase (Decrease) in Revenues For the Years Ended June 30,
	2008	2007	2006
Acquisitions (previous twelve months)	8.1%	4.7%	81.4%
Organic growth	4.2	6.6	3.8
Franchise revenues	(1.3)	0.0	(0.5)
	11.0%	11.3%	84.7%

We acquired six hair restoration centers during the twelve months ended June 30, 2008, all of which were franchise buybacks, and constructed three hair restoration centers during the twelve months ended June 30, 2008. The increase in organic hair restoration revenues during fiscal year 2008 was due to the increase in same-store sales of 5.2 percent.

We acquired two hair restoration centers during the twelve months ended June 30, 2007, one of which was a franchise buyback. The increase in total hair restoration revenues during fiscal year 2007 was due to strong recurring and new customer revenues and increases in hair transplant management fees.

We acquired eight hair restoration centers during the twelve months ended June 30, 2006, including seven franchise buybacks, and constructed one hair restoration center during the twelve months ended June 30, 2006. The franchise buybacks drove the decrease in franchise revenues. The increase in total hair restoration revenues during fiscal year 2006 was due to the acquisition of 42 company-owned and 49 franchise hair restoration centers in conjunction with the initial acquisition of Hair Club for Men and Women in December 2004.

Hair Restoration Center Operating Income.  Operating income for our hair restoration centers was as follows:

	Operating	Operating Income as	Increase (Decrease) Over Prior Fiscal Year
Years Ended June 30,	Income	% of Total Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$28,181	20.8%	$2,620	10.3%	(10)
2007	25,561	20.9	3,988	18.5	120
2006	21,573	19.7	9,309	75.9	(100)

(1)                                 Represents the basis point change in hair restoration center operating income as a percent of total hair restoration center revenues as compared to the corresponding period of the prior fiscal year.

The basis point decrease in hair restoration operating income as a percent of hair restoration revenues during fiscal year 2008 was primarily due to lower operating margins at the six acquired franchise centers during the twelve months ended June 30, 2008.

The basis point improvement in hair restoration operating income as a percent of hair restoration revenues during fiscal year 2007 was due to strong recurring and new customer revenues and increases in hair transplant management fees, partially offset by an increase in professional fees and advertising and marketing expenses.

The basis point decrease in hair restoration operating income as a percent of hair restoration revenues during fiscal year 2006 was due to the write-off of approximately $0.5 million of software acquired as part of the original Hair Club acquisition, as it was determined that the software would no longer be used. The remaining 50 basis point fluctuation in hair restoration center operating income as a percent of hair restoration center revenues was primarily due to our integration of the recently acquired centers.

LIQUIDITY AND CAPITAL RESOURCES

Overview

We continue to maintain a strong balance sheet to support system growth and financial flexibility. Our debt to capitalization ratio, calculated as total debt as a percentage of total debt and shareholders’ equity at fiscal year end, was as follows:

As of June 30,	Debt to Capitalization	Basis Point (Decrease) Increase
2008	43.9%	(20)
2007	43.7	(200)
2006	41.7	130

(1)                                  Represents the basis point change in debt to capitalization as compared to prior fiscal year end (June 30).

The basis point decrease in the debt to capitalization ratio as of June 30, 2008 compared to June 30, 2007 and June 30, 2007 compared to June 30, 2006 was primarily due to increased debt levels stemming from share repurchases, acquisitions and timing of customary income tax payments made during fiscal year 2008 and 2007. As of June 30, 2008 and 2007, approximately $230.2 million and $223.4 million, respectively, of our debt outstanding is classified as a current liability. We have a revolving credit facility which provides for possible acceleration of the maturity date based on provisions that are not objectively determinable and we have therefore included the outstanding borrowings under our revolving credit facility in our current portion of debt. As of June 30, 2008 and 2007 we had borrowings on our revolving credit facility of $139.1 million and $147.8 million, respectively. Our principal on-going cash requirements are to finance construction of new stores, remodel certain existing stores, acquire salons and purchase inventory. Customers pay for salon services and merchandise in cash at the time of sale, which reduces our working capital requirements.

The basis point improvement in the debt to capitalization ratio as of June 30, 2006 as compared to June 30, 2005 was due to increased equity levels stemming primarily from fiscal year 2006 earnings.

Total assets at June 30, 2008, 2007, and 2006 were as follows:

	Total	Increase Over Prior Fiscal Year
As of June 30,	Assets	Dollar	Percentage
	(Dollars in thousands)
2008	$2,235,871	$103,757	4.9%
2007	2,132,114	146,790	7.4
2006	1,985,324	259,348	15.0

Acquisitions and new salon construction (a component of organic growth) were the primary drivers of the increase in total assets as of June 30, 2008 compared to June 30, 2007. Acquisitions and new salon construction were primarily funded by a combination of operating cash flow, debt, and assumption of liabilities.

Acquisitions and new salon construction (a component of organic growth) were the primary drivers of the increase in total assets as of June 30, 2007 compared to June 30, 2006. Cash increases in our international segment accounted for $11.1 million of the $49.4 million increase in consolidated cash for the twelve months ended June 30, 2007.

Acquisitions and organic growth were the primary drivers of the increase in total assets as of June 30, 2006 compared to June 30, 2005. Acquisitions were primarily funded by a combination of operating cash flows, debt and the assumption of acquired liabilities.

Total shareholders’ equity at June 30, 2008, 2007, and 2006 was as follows:

	Shareholders’	Increase Over Prior Fiscal Year
As of June 30,	Equity	Dollar	Percentage
	(Dollars in thousands)
2008	$976,186	$62,878	6.9%
2007	913,308	41,901	4.8
2006	871,407	116,695	15.5

During the twelve months ended June 30, 2008, equity increased primarily as a result of net income and increased accumulated other comprehensive income due primarily to foreign currency translation adjustments as the result of the strengthening of foreign currencies that underlie our investments in those markets, partially offset by lower common stock and additional paid-in capital balances stemming from share repurchases during the twelve months ended June 30, 2008.

During the twelve months ended June 30, 2007, equity increased primarily as a result of net income and increased accumulated other comprehensive income due primarily to foreign currency translation adjustments as the result of the strengthening of foreign currencies that underlie our investments in those markets, partially offset by lower common stock and additional paid-in capital balances stemming from share repurchases during the twelve months ended June 30, 2007.

During the twelve months ended June 30, 2006, equity increased as a result of net income, additional paid-in capital recorded in connection with the exercise of stock options, and increased accumulated other comprehensive income due to foreign currency translation adjustments stemming from the strengthening of foreign currencies that underlie our investments in those markets, partially offset by share repurchases under our stock repurchase program.

Cash Flows

Operating Activities

Net cash provided by operating activities during the twelve months ended June 30, 2008, 2007 and 2006 were a result of the following:

	Operating Cash Flows For the Years Ended June 30,
	2008	2007	2006
	(Dollars in thousands)
Net income	$85,204	$83,170	$109,578
Depreciation and amortization	119,977	117,327	107,470
Deferred income taxes	(3,789)	(6,243)	7,409
Goodwill and asset impairments	10,471	29,813	12,740
Receivables	(709)	(4,092)	(4,918)
Inventories	(5,232)	2,709	(6,068)
Other current assets	2,554	(15,818)	(7,551)
Accounts payable and accrued expenses	9,249	26,436	46,924
Other noncurrent liabilities	(14,083)	15,067	16,463
Other	18,741	(6,509)	(362)
	$222,383	$241,860	$281,685

During fiscal year 2008, cash provided by operating activities was lower than in the twelve months ended June 30, 2007 primarily due to a decrease in working capital cash flow.

During fiscal year 2007, cash provided by operating activities was lower than in the twelve months ended June 30, 2006 due to accounts payable and accrued expenses generating less cash in fiscal 2007 than fiscal 2006, which is primarily related to the timing of income tax payments. Depreciation and amortization increased primarily due to the amortization of acquired intangible assets and increased fixed assets. The goodwill impairment charge of $23.0 million ($19.6 million net of tax) related to our beauty school business. Inventories increased slightly during the twelve months ended June 30, 2007 and 2006 due to growth in the number of salons, partially offset by the Company’s planned initiatives to reduce inventory levels in fiscal year 2007. Receivables increased during the twelve months ended June 30, 2007 primarily due to credit card receivables and increased student enrollment in the beauty school segment as compared to June 30, 2006.

During fiscal year 2006, depreciation and amortization increased primarily due to the amortization of intangible assets that we acquired in the acquisition of the hair restoration centers during December 2004 and the amortization of intangibles acquired in conjunction with recent beauty school acquisitions. Also, losses on the disposal of property and equipment (which is included in depreciation and amortization) from salons which were closed during the fourth quarter contributed to the increase. The asset impairment charge was primarily due to impairment charges for underperforming salons and the impairment of a minority investment in a privately held company. SFAS No. 123R requires that the cash retained as a result of the tax deductibility of increases in the value of stock-based arrangements be presented as a cash outflow from operating activities and a cash inflow from financing activities in the Consolidated Statement of Cash Flows (shown as Excess tax benefit from stock-based compensation plans). In periods prior to the three months ended September 30, 2005, and the Company’s adoption of SFAS No. 123R, the tax benefit realized upon exercise of stock options was presented as an operating activity (included within accrued expenses) and totaled $9.1 million for the year ended June 30, 2005.

Investing Activities

Net cash used in investing activities during the twelve months ended June 30, 2008, 2007 and 2006 were the result of the following:

	Investing Cash Flows For the Years Ended June 30,
	2008	2007	2006
	(Dollars in thousands)
Business and salon acquisitions	$(132,971)	$(68,747)	$(155,481)
Capital expenditures for remodels or other additions	(35,212)	(35,299)	(41,246)
Capital expenditures for the corporate office (including all technology-related expenditures)	(18,310)	(21,452)	(30,455)
Payment of contingent purchase price	—	—	(3,630)
Capital expenditures for new salon construction	(32,277)	(33,328)	(44,583)
Proceeds from loans and investments	10,000	5,250	—
Disbursements for loans and investments	(46,400)	(30,673)	(6,000)
Transfer of cash related to contribution of schools and European franchise salon operations	(10,906)	—	—
Net investment hedge settlement	—	(8,897)	—
Proceeds from sale of assets	47	97	730
	$(266,029)	$(193,049)	$(280,665)

Acquisitions during fiscal year 2008 were primarily funded by a combination of operating cash flows and debt. Additionally the Company completed 186 major remodeling projects were completed during fiscal year 2008, compared to 155 and 170 during fiscal years 2007 and 2006, respectively. We constructed 325 company-owned salons, three hair restoration centers and acquired 382 company-owned salons (150 of which were franchise buybacks) and six hair restoration centers, all of which were franchise buybacks, Investing activities also included a $36.4 million loan to Empire Education Group, Inc. In addition, there was $10.9 million in cash held by the schools and European salon businesses that were deconsolidated.

Acquisitions during fiscal year 2007 were primarily funded by a combination of operating cash flows and debt. Additionally, 155 major remodeling projects were completed during fiscal year 2007, compared to 170 and 205 during fiscal years 2006 and 2005, respectively. We constructed 420 company-owned salons and two beauty schools and acquired 354 company-owned salons (97 of which were franchise buybacks), one beauty school and two hair restoration centers (one of which was a franchise buyback) during fiscal year 2007. During fiscal year 2007, loans and investments, net, included $9.9 million related to an equity investment the Company made in October 2006, $8.2 million related to a cost method investment made in April 2007, $3.1 million related to the cost method investment made in April 2007 and $4.0 million related to a note receivable issued under a credit agreement with the entity that is the majority corporate investor of an entity in which we hold a minority interest. Investing activities also included an $8.9 million cash outlay related to the settlement of our cross-currency swap (which had a notional amount of $21.3 million and hedged a portion of the Company’s net investment in its foreign operations).

We constructed 531 company-owned salons, two beauty schools and one hair restoration center and acquired 290 company-owned salons (142 of which were franchise buybacks), 30 beauty schools and eight hair restoration centers (seven of which were franchise buybacks) during fiscal year 2006. During fiscal year 2006, we entered into a credit agreement with a third party, under which we lent $6.0 million, and in 2007, we extended the term of the note to March 31, 2009. Refer to Note 4, to the Consolidated Financial Statements for further details surrounding this arrangement.

The company-owned constructed and acquired locations (excluding franchise buybacks) consisted of the following number of locations in each concept:

	Years Ended June 30,
	2008		2007		2006
	Constructed	Acquired	Constructed	Acquired	Constructed	Acquired
Regis	14	4	17	49	38	14
MasterCuts	7	—	15	—	32	—
Trade Secret (1)	16	65	20	3	33	2
SmartStyle	207	—	242	—	215	—
Promenade	66	138	101	193	180	122
International	15	25	25	12	33	10
Beauty schools	—	—	2	1	2	30
Hair restoration centers	3	—	—	1	1	1
	328	232	422	259	534	179

(1) Beginning with the period ended December 31, 2008, the operations of the Trade Secret concept within the North American reportable segment were accounted for as a discontinued operation.  All comparable periods will reflect Trade Secret as a discontinued operation.

Financing Activities

Net cash (used in) or provided by financing activities during the twelve months ended June 30, 2008, 2007 and 2006 were the result of the following:

	Financing Cash Flows For the Years Ended June 30,
	2008	2007	2006
	(Dollars in thousands)
Net (payments) borrowings on revolving credit facilities	$(8,613)	$84,806	$56,250
Net borrowings (repayments) of long-term debt	46,839	(15,888)	(20,787)
Proceeds from the issuance of common stock	8,893	14,310	14,410
Repurchase of common stock	(49,957)	(79,710)	(20,280)
Excess tax benefit from stock-based compensation plans	1,420	4,536	4,556
Dividend payments	(6,964)	(7,169)	(7,256)
Other	(2,622)	(7,310)	1,678
	$(11,004)	$(6,425)	$28,571

During fiscal year 2008, 2007, and 2006, net borrowings were primarily used to fund loans and acquisitions, share repurchases, and customary income tax payments. Acquisitions funded are discussed in Note 4 to the Consolidated Financial Statements. The proceeds from the issuance of common stock were related to the exercise of stock options. The excess tax benefit from stock-based employee compensation plans was recorded in accordance with the provisions of SFAS No. 123R.

New Financing Arrangements

Fiscal Year 2008

During fiscal year 2008, we refinanced our $350.0 million revolving credit facility. Among other changes, this amendment extended the credit facility’s expiration date to July 2012, reduced the interest rate on borrowings under the credit facility and modified certain financial covenants. Additionally, we borrowed $125.0 million, and amended the fixed charge coverage ratio under our Private Shelf Agreement.

Under the terms of the July 12, 2007 revolving credit agreement, our ratio of earnings before interest, taxes, depreciation, amortization, and rent expense (EBITDAR) to fixed charges (which includes rent and interest expenses) may not drop below 1.50 on a rolling four quarter basis. We were in compliance with all covenants and other requirements of our credit agreement and senior notes as of June 30, 2008. Additionally, the credit agreements do not include rating triggers or subjective clauses that would accelerate maturity dates.

Fiscal Year 2007

During fiscal year 2007, we neither entered into new borrowing arrangements, nor were any significant amendments made to existing agreements. Under the terms of the April 7, 2005 amended and restated revolving credit agreement, our ratio of earnings before interest, taxes, depreciation, amortization and rent expense (EBITDAR) to fixed charges (which includes rent and interest expenses) may not drop below 1.65 on a rolling four quarter basis. We were in compliance with all covenants and other requirements of our credit agreements and senior notes during fiscal year 2007.

Fiscal Year 2006

During fiscal year 2006, we neither entered into new borrowing arrangements, nor were any significant amendments made to existing agreements. Under the terms of the April 7, 2005 amended and restated revolving credit agreement, our ratio of earnings before interest, taxes, depreciation, amortization and rent expense (EBITDAR) to fixed charges (which includes rent and interest expense) may not drop below 1.65 on a rolling four quarter basis. We were in compliance with all covenants and other requirements of our credit agreements and senior notes during fiscal year 2006.

Other Financing Arrangements

Private Shelf Agreement

At June 30, 2008 and 2007, we had $255.2 and $189.7 million, respectively, in unsecured, fixed rate, senior term notes outstanding under a Private Shelf Agreement. The notes require quarterly payments, and final maturity dates range from July 2008 through December 2017. The interest rates on the notes range from 4.65 to 8.39 percent as of June 30, 2008 and 2007. In fiscal 2008, we borrowed $125.0 million, and amended the fixed charge coverage ratio under Private Shelf Agreement.

The Private Shelf Agreement includes financial covenants including debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratios, fixed charge coverage ratios and minimum net equity tests (as defined within the Private Shelf Agreement), as well as other customary terms and conditions. The maturity date for the debt may be accelerated upon the occurrence of various Events of Default, including breaches of the agreement, certain cross-default situations, certain bankruptcy related situations, and other customary events of default.

As a result of the fair value hedging activities discussed in Note 6 of Part II, Item 8 of this Form 10-K, an adjustment of approximately $0.3 and $0.9 million was made to increase the carrying value of the Company’s long-term fixed rate debt at June 30, 2008 and 2007, respectively.

Acquisitions

Acquisitions are discussed throughout Management’s Discussion and Analysis in this Item 7, as well as in Note 4 to the Consolidated Financial Statements in Part II, Item 8 of this Form 10-K. The most significant of these acquisitions relates to the purchase of the hair restoration centers; refer to Note 4 of the Consolidated Financial Statements for related pro forma information. The remainder of the acquisitions, individually and in the aggregate, was not material to our operations. The acquisitions were funded primarily from operating cash flow, debt and the issuance of common stock.

Contractual Obligations and Commercial Commitments

The following table reflects a summary of obligations and commitments outstanding by payment date as of June 30, 2008:

	Payments due by period
Contractual Obligations	Within 1 years	1-3 years	3-5 years	More than 5 years	Total
	(Dollars in thousands)
On-balance sheet:
Long-term debt obligations	$217,494	$128,306	$212,224	$171,429	$729,453
Capital lease obligations	12,730	17,005	5,559	—	35,294
Other long-term liabilities	2,197	3,098	2,137	21,598	29,030
Total on-balance sheet	232,421	148,409	219,920	193,027	793,777
Off-balance sheet(a):
Operating lease obligations	326,974	486,964	254,383	166,929	1,235,250
Interest on long-term debt and capital lease obligations	38,644	65,612	34,669	15,735	154,660
Other long-term obligations	206	—	—	—	206
Total off-balance sheet	365,824	552,576	289,052	182,664	1,390,116
Total(b)	$598,245	$700,985	$508,972	$375,691	$2,183,893

(a)                                  In accordance with accounting principles generally accepted in the United States of America, these obligations are not reflected in the Consolidated Balance Sheet.

(b)                                 As of June 30, 2008, we have liabilities for uncertain tax positions. We are not able to reasonably estimate the amount by which the liabilities will increase or decrease over time; however, at this time, we do not expect a significant payment related to these obligations within the next fiscal year. See Note 9 to the Consolidated Financial Statements for more information on our uncertain tax positions, the amount that may be settled in chase, and the amount reasonably possible to change in the next 12 months.

On-Balance Sheet Obligations

Our long-term obligations are composed primarily of senior term notes and a revolving credit facility. Certain senior term notes are hedged by contracts with financial institutions commonly referred to as interest rate swaps, as discussed in Part II, Item 7A, “Quantitative and Qualitative Disclosures about Market Risk.” At June 30, 2008, $0.3 million represented a deferred gain related to the termination of certain interest rate hedge contracts. Additionally, no adjustment was necessary to mark the hedged portion of the debt obligation to fair value (a reduction to long-term debt). Interest payments on long-term debt and capital lease obligations were estimated based on our total average interest rate at June 30, 2008 and scheduled contractual repayments.

Other long-term liabilities include a total of $19.9 million related to the Executive Profit Sharing Plan and a salary deferral program, $9.7 million (including $0.6 million in interest) related to established contractual payment obligations under retirement and severance payment agreements for a small number of retired employees.

This table excludes the short-term liabilities, other than the current portion of long-term debt, disclosed on our balance sheet as the amounts recorded for these items will be paid in the next year. We have no unconditional purchase obligations, as defined by SFAS No. 47, Disclosure of Long-Term Obligations. Also excluded from the contractual obligations table are payment estimates associated with employee health and workers’ compensation claims for which we are self-insured. The majority of our recorded liability for self-insured employee health and workers’ compensation losses represents estimated reserves for incurred claims that have yet to be filed or settled.

The Company has unfunded deferred compensation contracts covering certain management and executive personnel. The deferred compensation contracts are offered to key executives based on their accomplishments within the Company. Because we cannot predict the timing or amount of our future payments related to these contracts, such amounts were not included in the table above. Related obligations totaled $20.2, $20.1, and $15.3 million at June 30, 2008, 2007, and 2006, respectively, and are included in other noncurrent liabilities in the Consolidated Balance Sheet. Refer to Note 10 of the Consolidated Financial Statements for additional information. The obligations are funded by insurance contracts.

Off-Balance Sheet Arrangements

Operating leases primarily represent long-term obligations for the rental of salon and hair restoration center premises, including leases for company-owned locations, as well as future salon franchisee lease payments of approximately $156.8 million, which are reimbursed to the Company by franchisees. Regarding the franchisee subleases, we generally retain the right to the related salon assets net of any outstanding obligations in the event of a default by a franchise owner. Management has not experienced and does not expect any material loss to result from these arrangements.

Other long-term obligations represent our guarantees, primarily entered into during previous fiscal years, on a limited number of equipment lease agreements between our salon franchisees and leasing companies. If the franchisee should fail to make payments in accordance with the lease, we will be held liable under such agreements and retain the right to possess the related salon operations. We believe the fair value of the salon operations exceeds the maximum potential amount of future lease payments for which we could be held liable. The existing guaranteed lease obligations, which have an aggregate undiscounted value of $0.2 million at June 30, 2008, terminate within fiscal year 2009. The Company has not experienced and does not expect any material loss to result from these arrangements.

We have interest rate swap contracts and forward foreign currency contracts. See Part II, Item 7A, “Quantitative and Qualitative Disclosures about Market Risk,” for a detailed discussion of our derivative instruments. Future net settlements under these agreements are not included in the table above.

We are a party to a variety of contractual agreements under which we may be obligated to indemnify the other party for certain matters, which indemnities may be secured by operation of law or otherwise, in the ordinary course of business. These contracts primarily relate to our commercial contracts, operating leases and other real estate contracts, financial agreements, agreements to provide services, and agreements to indemnify officers, directors and employees in the performance of their work. While our aggregate indemnification obligation could result in a material liability, we are not aware of any current matter that we expect to result in a material liability.

We do not have other unconditional purchase obligations or significant other commercial commitments such as commitments under lines of credit and standby repurchase obligations or other commercial commitments.

Under the terms of the July 12, 2007 revolving credit facility, our ratio of earnings before interest, taxes, depreciation, amortization and rent expense (EBITDAR) to fixed charges (which includes rent and interest expenses) may not drop below 1.50 on a rolling four quarter basis. We were in compliance with all covenants and other requirements of our credit agreements and senior notes during fiscal year 2008 and are currently in fiscal 2009. Additionally, the credit agreements do not include rating triggers or subjective clauses that would accelerate maturity dates.

As a part of our salon development program, we continue to negotiate and enter into leases and commitments for the acquisition of equipment and leasehold improvements related to future salon locations, and continue to enter into transactions to acquire established hair care salons and businesses.

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet financial arrangements or other contractually narrow or limited purposes at June 30, 2008. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Financing

Financing activities are discussed under “Liquidity and Capital Resources” in this Item 7 and in Note 5 to the Consolidated Financial Statements in Part II, Item 8. Derivative activities are discussed in Note 6 to the Consolidated Financial Statements in Part II, Item 8 and Part II, Item 7A, “Quantitative and Qualitative Disclosures about Market Risk.”

Management believes that cash generated from operations and amounts available under existing debt facilities will be sufficient to fund its anticipated capital expenditures, acquisitions and required debt repayments for the foreseeable future. As of June 30, 2008, we have available an unused committed line of credit amount of $179.2 million under our existing revolving credit facility.

Dividends

We paid dividends of $0.16 per share during fiscal years 2008, 2007 and 2006. On August 25, 2008, the Board of Directors of the Company declared a $0.04 per share quarterly dividend payable September 17, 2008 to shareholders of record on September 3, 2008.

Share Repurchase Program

In May 2000, the Company’s Board of Directors (BOD) approved a stock repurchase program. Originally, the program authorized up to $50.0 million to be expended for the repurchase of the Company’s stock. The BOD elected to increase this maximum to $100.0 million in August 2003, to $200.0 million on May 3, 2005, and to $300.0 million on April 26, 2007. The timing and amounts of any repurchases will depend on many factors, including the market price of the common stock and overall market conditions. Historically, the repurchases to date have been made primarily to eliminate the dilutive effect of shares issued in conjunction with acquisitions, restricted stock grants and stock option exercises. All repurchased shares become authorized but unissued shares of the Company. This repurchase program has no stated expiration date. As of June 30, 2008, 2007, and 2006, a total accumulated 6.8, 5.1, and 3.0 million shares have been repurchased for $226.5, $176.5, and $96.8 million, respectively. As of June 30, 2008, $73.5 million remains to be spent on share repurchases under this program.

SAFE HARBOR PROVISIONS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This annual report, as well as information included in, or incorporated by reference from, future filings by the Company with the Securities and Exchange Commission and information contained in written material, press releases and oral statements issued by or on behalf of the Company contains or may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth under Item 1A of this Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-Q and 8-K and Proxy Statements on Schedule 14A.